EXHIBIT 21.0
SUBSIDIARIES OF UNITED FINANCIAL BANCORP, INC. AND UNITED BANK
Subsidiary of United Financial Bancorp, Inc.:
United Bank, a Connecticut chartered savings bank
Subsidiaries of United Bank:
United Northeast Financial Advisors, Inc., a Connecticut corporation
United Bank Mortgage Company, a Connecticut corporation
United Bank Investment Sub, Inc., a Connecticut corporation
United Bank Residential Properties, Inc., a Connecticut corporation
United Bank Commercial Properties, Inc., a Connecticut corporation
United Bank Investment Corp, Inc., a Connecticut corporation
UCB Securities Inc. II, a Massachusetts corporation
UB Properties, LLC, a Massachusetts Limited Liability Company
United Financial Realty HC, Inc., a Connecticut corporation
Subsidiary of United Financial Realty HC, Inc.
United Financial Business Trust I, a Maryland business trust